 Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT (this "Agreement"), is made and entered into as of the 1st day of July, 2008, by and between ABITIBIBOWATER Inc. (the "Corporation") and John W. Weaver (the "Executive").

WITNESSETH:

WHEREAS, the Executive is retiring as the Executive Chairman and as an employee of the Corporation effective as of June 30, 2008; and

WHEREAS, the Executive has acquired significant experience in connection with the business of the Corporation and has agreed to make his services available to the Corporation from time to time; and

WHEREAS, the Corporation desires that the Executive provide certain consulting services to the Corporation during the Term (hereinafter defined) and in accordance with the provisions hereinafter set forth; and

WHEREAS, pursuant to a Memorandum of Agreement (the "Termination Agreement") between the Corporation and the Executive being executed concurrently herewith, the Executive has agreed, inter alia, to be a Director and the Non-Executive Chairman of the Corporation for the period therein set forth.

NOW THEREFORE, the parties hereby agree as follows:

1.    Consulting Services.

During the nine (9) month period beginning July 1, 2008 and ending March 31, 2009 (the "Term"), the Executive shall function in an advisory and consulting capacity to the Corporation and shall assume and perform during normal business hours after reasonable notice from the Corporation such advisory and consulting responsibilities and duties as may be requested by the President and Chief Executive Officer of the Corporation from time to time during the Term hereof. Without in any manner limiting the generality of the foregoing, the Corporation shall have the right to call upon the services of the Executive in connection with special confidential projects for up to eight (8) working days during each month of the Term hereof.

2.    Consulting Fees.

In consideration for the services to be performed by the Executive hereunder, the Corporation shall pay the Executive on the last day of each month during the Term a consulting fee of $40,000 per month. The Executive's right to receive such monthly fee shall terminate in the event of the Executive's death or disability prior to the expiration of the Term or in the event of any breach or default by the Executive hereunder or under the Termination Agreement which is not rectified within five (5) days following receipt of written notice. This Agreement and the Termination Agreement set forth all amounts to which the Executive is entitled in consideration for his consulting services as well as all services rendered to the Corporation as Non-Executive Chairman and Director of the Corporation.

The Corporation shall reimburse the Executive for reasonable business expenses incurred in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by the Corporation.

3.    Non-Competition.

The Executive acknowledges that he is bound by the non-compete provisions more fully set forth in the Termination Agreement .

4.    Confidential Information.

The Executive acknowledges that he is bound by the confidentiality provisions more fully set forth in the Termination Agreement.

5.    Termination.

In the event the Executive (i) engages in an act of material dishonesty, fraud, embezzlement, or breach of trust against the Corporation or an act which he knew to be in violation of his duties to the Corporation (including the unauthorized disclosure of confidential information) or (ii) materially breaches this Agreement and such breach is not remedied within five (5) days after written notice hereof by the Corporation or (iii) is in default under the Termination Agreement or any other agreement between the Executive and the Corporation, the Corporation shall be entitled to terminate this Agreement and the consulting relationship established hereby, immediately upon the giving of written notice of the Executive of such termination specifying the grounds therefor. After the effective date of termination, the Corporation shall have no further obligations under this Agreement, except to pay the amounts due the Executive hereunder as of such effective date.

6.    Independent Contractor.

In performing services under this Agreement, the Executive shall be acting as an independent contractor and not as an employee or agent, and the Executive shall not be considered an employee of the Corporation within the meaning or the application of any federal, provincial, state or local laws or regulations, nor shall the Executive be entitled to seek compensation, exercise any right or seek any benefits accruing to regular employees of the Corporation. The Executive understands and agrees that the Corporation will not withhold from the fees payable to the Executive hereunder any sums for income tax, unemployment insurance, social security or any other withholdings, and that all such amounts are the Executive's sole responsibility. The Executive shall not have any right, power or authority to create, and shall not represent to any person that he has the power to create, any obligation, express or implied, on the Corporation's behalf without the express prior written consent of the Corporation.

7.    Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by both parties hereto.

8.    Choice of Law.

This Agreement shall be governed and interpreted in accordance with the laws of the Province of Québec and the courts of the Province of Québec shall be the sole and proper forum with respect to any suits brought with respect to this Agreement. The present Agreement has been drafted in English at the request of the Executive. La présente entente a été rédigée en anglais à la demande de l'employé.

9.    Binding on Successors.

This Agreement shall be binding upon and shall enure to the benefit of the respective successors and assigns of the Parties hereto but subject to the express provisions hereof. If the Executive should die while any amounts are still required to be paid to the Executive hereunder notwithstanding such death, all such amounts shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to the Executive's estate.

10.    Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth business day following the sending, or if delivered by had shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

If to the Executive:

John W. Weaver
8241 Residence Court
Amelia Island, Florida 32034

If to the Corporation:

AbitibiBowater Inc.
1155, Metcalfe Street, Suite 800
Montréal (Québec) H3B 5H2

Attention:  James T. Wright
Telecopier:  (514) 394 2394

or to such other address as either Party may communicate by written notice to the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ABITIBIBOWATER INC.
/s/ John W. Weaver	by	/s/ Togo D. West, Jr.
JOHN W. WEAVER		The Honorable Togo D. West, Jr.
Chairman of Human Resources & Compensation Committee

ABITIBIBOWATER INC.
	by	/s/ James T. Wright
James T. Wright Senior Vice-President Human Resources